                                                                   EXHIBIT 99.1


                               GALILEO CORPORATION

             Important Factors Regarding Forward-Looking Statements
             ------------------------------------------------------


From time to time, Galileo Corporation, through its management, may make forward-looking public statements, such as statements concerning then expected future revenues or earnings or concerning projected plans and performance, as well as other estimates relating to future operations. Forward-looking statements may be in reports filed under the Securities Exchange Act of 1934, as amended, in press releases or in oral statements made with the approval of an authorized executive officer. The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "believes," "project," or similar expressions are intended to identify "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as enacted by the Private Securities Litigation Reform Act. of 1995.

The Company wishes to caution readers not to place undue reliance on these forward-looking statements which speak only as of the date on which they are made. In addition, the Company wishes to advise readers that the factors listed below, as well as other factors not currently identified by management, could affect the Company's financial or other performance and could cause the Company's actual results for the future periods to differ materially from any opinions or statements expressed with respect to future periods or events in any current statements.

The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events which may cause management to re-evaluate such forward-looking statements.

In connection with the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is hereby filing cautionary statements identifying factors that could cause the Company's actual results to differ from those projected in forward-looking statements of the Company, made by or on behalf of the Company.

LOSS OF A SIGNIFICANT CUSTOMER

On February 11, 1997, the Company received written notification from its largest customer, Xerox Corporation, that Xerox has developed internal production capabilities for dicorotron assemblies and will no longer purchase these assemblies form the Company. These assemblies accounted for approximately $20.4 million, or 48% of the Company's revenues of

$42.6 million for fiscal 1996 and approximately $3.8 million, or 39%, of the Company's revenues of $9.7 million for the quarter ended December 31, 1996. Reduced revenues from this product will materially adversely affect the Company's financial performance for at least the remainder of fiscal 1997 and likely will result in a loss for the fiscal year. There can be no assurance whether or how quickly the Company will be able to replace this business.

TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

The market for the Company's products is characterized by rapidly changing technology. The Company's future success will continue to depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and evolving industry standards, respond to changes in customer requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, financial condition and results of operations. In order to develop new products successfully, the Company is dependent upon close relationships with its customers and their willingness to share proprietary information with the Company. There can be no assurance that the Company's customers will continue to provide it with timely access to such information or that the Company will be successful in developing and marketing new products and services or product and service enhancements in a timely manner and respond effectively to technological changes or new product announcements by others. In addition, there can be no assurance that the new products and services or product and service enhancements, if any, developed by the Company will achieve market acceptance.

ACHIEVEMENT OF STRATEGIC PLAN

As part of its strategic plan, the Company is seeking to grow through acquisitions. The Company regularly reviews various acquisition prospects of business, technologies or products complementary to the Company's business and periodically engages in discussions regarding such possible acquisitions. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the ability to manage effectively geographically remote units, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct experience and the potential loss of key employees of the acquired companies. In addition, acquisitions may result in dilutive issuances of equity securities, the incurrance of debt, reduction in existing cash balances, amortization expenses related to goodwill and other intangible assets and other charges to operations that may materially adversely affect the Company's business, financial condition and results of operations.

Although management expects to carefully analyze any such opportunity before committing the Company's resources, there can be no assurance that the Company will be successful in making acquisitions, that the prices and terms of any acquisitions will be favorable to the Company, that any completed acquisition will result in long-term benefits to the Company or that the Company's management will be able to manage effectively the resulting businesses.

COMPETITION

The Company's competitive position depends primarily on the technological development of its products, as well as on service, quality and price. Some of the Company's competitors are major corporations, or divisions of major corporations, which have greater financial, technological and personnel resources than the Company and may represent significant competition for the Company. Such companies may succeed in developing technologies and products that are more effective or less costly than any of those that may be developed by the Company, and such companies may be more successful than the Company in developing, manufacturing and marketing products. There can be no assurance that the Company will be able to compete successfully in the future or that developments by others will not render the Company's products obsolete or non-competitive or that the Company's customers will not choose to use competing technologies or products. Further, the entry of new competitors into the markets for the Company's products could cause downward pressure on the prices of such products and a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

Although the Company does not believe that its success is dependent upon the protection offered by patents, the Company possesses many patents which relate to its technology. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties or will be adequate under the laws of some foreign countries, which may not protect the Company's proprietary rights to the same extent as do laws of the United States. In addition, there remains the possibility that others will "reverse engineer" the Company's products in order to determine their method of operation and introduce competing products or that others will develop competing technology independently. Any such adverse circumstances could have a material adverse effect on the Company's business, financial condition and results of operations. Further, some of the markets in which the Company competes are characterized by the existence of a large number of patents and frequent litigation for financial gain that is based on patents with broad, and often questionable, application. As the number of its products increases, the markets in which its products are sold expands, and the functionality of those products grows and overlaps with products offered by competitors, the Company believes that it may become increasingly subject to infringement claims. Although the Company does not believe any of its products or proprietary rights infringe the rights of third parties, there can be no assurance that infringement claims will not be asserted against the

Company in the future or that any such claims will not require the Company to enter into royalty arrangements or result in costly litigation.

The Company also relies upon trade secrets, technical know-how and continuing technological innovation to develop and maintain its competitive position. The Company typically requires its employees, consultants and advisors to execute confidentiality and assignment of inventions agreements in connection with their employment, consulting or advisory relationships with the Company. There can be no assurance, however, that these agreements will not be breached or that the Company will have adequate remedies for any breach. Furthermore, there can be no assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology, or that the Company can meaningfully protect its rights in unpatented proprietary technology. Several of the Company's management and scientific personnel were formerly associated with competitive companies. In some cases, these individuals are conducting research in similar areas with which they were involved prior to joining the Company. As a result, the Company, as well as these individuals, could be subject to claims of violation of trade secrets and similar claims.

The Company intends to vigorously protect and defend its intellectual property. Costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the enforceability, scope and validity of the proprietary rights of others.

POTENTIAL PRODUCT LIABILITY EXPOSURE AND INSURANCE

The Company's products, particularly its Medical Products, may expose the Company to product liability claims, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company currently has product liability insurance coverage for the commercial sale of its products. However, a successful claim brought against the Company in excess of available insurance coverage, or a claim or product recall that results in significant adverse publicity against the Company, may have a material adverse effect on the Company's business, financial condition and results of operations.